HORIZON POWER, INC.

FINANCIAL STATEMENTS

SEPTEMBER 30, 2003 and 2002

HORIZON POWER, INC.

INDEX TO FINANCIAL STATEMENTS

                                                                                                Page
                                                                                               Number

Report of Independent Accountants                                                                 1

Financial Statements:

  Horizon Power, Inc. Balance Sheet at
  September 30, 2003 and 2002                                                                     2

  Horizon Power, Inc. Statement of Operations
  for the Years Ended September 30, 2003 and 2002                                                 3

  Horizon Power, Inc. Statement of Stockholder's
  Equity at September 30, 2003 and 2002                                                           4

  Horizon Power, Inc. Statement of Cash
  Flows for the Years Ended
  September 30, 2003 and 2002                                                                     5

  Notes to Financial Statements                                                                 6 - 14

Report of Independent Accountants

To the Board of Directors and Stockholder
of Horizon Power, Inc.:

In our opinion, the accompanying balance sheets and the related statements of operations, stockholder’s equity, and cash flows present fairly, in all material respects, the financial position of Horizon Power Inc. (the “Company”) at September 30, 2003 and 2002, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Company is a wholly owned subsidiary of National Fuel Gas Company. As discussed in Note 7, the Company has a line of credit with National Fuel Gas Company. The Company’s plans in regard to this arrangement are also described in Note 7.

Buffalo, New York
January 25, 2005

                                         Horizon Power, Inc.
                                           Balance Sheet

                                                        September 30,            September 30,
                                                             2003                    2002
                                                     ---------------------     ------------------
Assets

Current Assets:
Cash                                                             $ 57,138              $ 447,821
Accounts Receivable                                                63,581                 77,433
Accounts Receivable - Intercompany                                 11,846                      -
Interest Receivable from Energy Systems
  North East, LLC                                                 497,934                575,878
Taxes Receivable from the Parent                                1,220,065                311,838
Prepayments                                                        10,104                    835
Other Current Assets                                                    -                 53,731
                                                     ---------------------     ------------------
                                                                1,860,668              1,467,536
                                                     ---------------------     ------------------

Property, Plant and Equipment
Building                                                          100,000                100,000
Industrial and Office Equipment                                   147,990                144,100
Gas Turbine                                                     6,763,510              6,553,500
                                                     ---------------------     ------------------
Less: Accumulated Depreciation                                  7,011,500              6,797,600
                                                                 (107,402)               (86,240)
                                                     ---------------------     ------------------
                                                                6,904,098              6,711,360
                                                     ---------------------     ------------------

Other Assets:
Investment in Energy Systems North
  East, LLC                                                    10,614,924             11,946,166
Investment in Seneca Energy II, LLC                             3,417,262              2,624,982
Investment in Model City Energy, LLC                              812,992                605,898
Notes Receivable                                                1,000,000              1,000,000
                                                     ---------------------     ------------------
                                                               15,845,178             16,177,046
                                                     ---------------------     ------------------
Total Assets                                                 $ 24,609,944           $ 24,355,942
                                                     =====================     ==================

Liabilities and Stockholder's Equity

Liabilities
Current Liabilities:
Notes Payable - Intercompany                                 $ 18,800,000           $ 18,500,000
Accounts Payable - Intercompany                                   103,756                109,267
Accounts Payable                                                  223,816                209,918
Other Accruals and Current Liabilities                             21,444                      -
                                                     ---------------------     ------------------
                                                               19,149,016             18,819,185
                                                     ---------------------     ------------------
Other Liabilities:
Deferred Revenue                                                        -                425,000
Other Deferred Credits                                              1,661                 64,685
Accumulated Deferred Income Taxes                                 497,686                 (9,721)
                                                     ---------------------     ------------------
                                                                  499,347                479,964
                                                     ---------------------     ------------------
Stockholder's Equity:
Common Stock, $1 par value;
        authorized 20,000 shares; 500 shares
         issued and outstanding                                       500                    500
Paid in Capital                                                 5,019,500              5,019,500
Accumulated (Deficit) Earnings                                    (58,419)                36,793
                                                     ---------------------     ------------------
                                                                4,961,581              5,056,793
                                                     ---------------------     ------------------
Total Capitalization and Liabilities                         $ 24,609,944           $ 24,355,942
                                                     =====================     ==================

           The accompanying notes are an integral part of these financial statements.

                                                Horizon Power, Inc.
                                              Statement of Operations

                                                               For the Year Ended         For the Year Ended
                                                                  September 30,              September 30,
                                                                     2003                      2002
                                                                ---------------            --------------

Operating Revenues                                                   $ 656,799                 $ 286,871
                                                                ---------------            --------------

Operating Expenses:
Utilities                                                              318,279                   367,713
Property, Franchise and Other Taxes                                     17,502                    31,111
Contractors                                                            323,468                   281,662
Repairs and Maintenance                                                 38,098                    19,784
Depreciation                                                            21,162                    26,851
Parts                                                                   13,796                     4,182
Labor and Benefits                                                     344,696                   396,973
Other                                                                  110,715                    80,646
                                                                ---------------            --------------
                                                                     1,187,716                 1,208,922
                                                                ---------------            --------------

Operating Loss                                                        (530,917)                 (922,051)
                                                                ---------------            --------------

Other Income                                                           306,788                    69,247
Equity Method Loss from Energy Systems North East, LLC              (1,331,242)                 (656,442)
Equity Method Income from Seneca Energy II, LLC                        792,280                    73,847
Equity Method Income from Model City Energy, LLC                       407,094                   157,498
                                                                ---------------            --------------
                                                                       174,920                  (355,850)
                                                                ---------------            --------------

Interest Income/Interest Expense:
Interest Income from Energy Systems North East, LLC                    497,935                   575,878
Other Interest Income                                                   89,305                    95,923
Intercompany Interest Expense                                         (292,000)                 (301,007)
                                                                ---------------            --------------
                                                                       295,240                   370,794
                                                                ---------------            --------------

Net Loss Before Income Taxes                                           (60,757)                 (907,107)
                                                                ---------------            --------------

Income Taxes:
Current                                                               (472,952)                  195,872
Deferred                                                               507,407                  (473,937)
                                                                ---------------            --------------
                                                                        34,455                  (278,065)
                                                                ---------------            --------------

Net Loss                                                            $  (95,212)               $ (629,042)
                                                                ===============            ==============

                The accompanying notes are an integral part of these financial statements.

                                                   Horizon Power, Inc.
                                             Statement of Stockholder's Equity

                                                                                                       Total
                                            Common          Paid-in           Accumulated          Stockholder's
                                             Stock          Capital       Earnings (Deficit)      Equity (Deficit)
                                            ------          -------       ------------------      ----------------

Balance at September 30, 2001                $ 500       $ 5,019,500             $ 665,835            $ 5,685,835
Net Loss                                         -                 -              (629,042)              (629,042)
                                       ------------  ----------------  --------------------  ---------------------
Balance at September 30, 2002                $ 500       $ 5,019,500             $  36,793            $ 5,056,793
Net Loss                                         -                 -             $ (95,212)           $   (95,212)
                                       ------------  ----------------  --------------------  ---------------------

Balance at September 30, 2003                $ 500       $ 5,019,500             $ (58,419)           $ 4,961,581
                                       ============  ================  ====================  =====================

                       The accompanying notes are an integral part of these financial statements.

                                           Horizon Power, Inc.
                                        Statement of Cash Flows

                                                                          For the Year Ended               For the Year Ended
Operating Activities                                                      September 30, 2003               September 30, 2002
                                                                          ------------------               -------------------

Net Loss                                                                       $  (95,212)                      $ (629,042)

Adjustments to Reconcile Net Loss to Net Cash
  Provided by Operating Activities:
      Equity Method Loss from Investments in Partnerships, Net                    131,868                          425,097
      Dividends Received from Seneca Energy II, LLC                               375,000                          150,000
      Dividends Received from Model City, LLC                                     200,000                                -
      Depreciation                                                                 21,162                           26,851
      Deferred Income Taxes                                                       507,407                         (473,937)
      Change in:
                       Accounts Receivable                                         13,852                          (12,622)
                       Accounts Receivable - Intercompany                         (11,846)                               -
                       Interest Receivable from Energy Systems
                        North East, LLC                                            77,944                         (228,323)
                       Taxes Receivable from the Parent                          (908,227)                          (6,644)
                       Prepayments                                                 (9,269)                           5,107
                       Other Current Assets                                        53,731                          (49,986)
                       Accounts Payable - Intercompany                             (5,511)                          45,432
                       Accounts Payable                                            13,898                          161,998
                       Other Accruals and Current Liabilities                      21,444                                -
                       Deferred Revenue                                          (425,000)                         425,000
                       Other Deferred Credits                                     (63,024)                          64,685
                                                                 -------------------------        -------------------------

      Net Cash Used in Operating Activities                                    $ (101,783)                       $ (96,384)
                                                                 -------------------------        -------------------------

Investing Activities
      Investment in Seneca Energy II, LLC                                        (375,000)                               -
     Capital Expenditures                                                        (213,900)                      (6,553,500)
                                                                 -------------------------        -------------------------

Net Cash Used in Investing Activities                                            (588,900)                      (6,553,500)
                                                                 -------------------------        -------------------------

Financing Activities
     Change in Notes Payable - Intercompany                                       300,000                        6,300,000
                                                                 -------------------------        -------------------------

Net Cash Provided by Financing Activities                                         300,000                        6,300,000
                                                                 -------------------------        -------------------------

Net Decrease in Cash                                                             (390,683)                        (349,884)

Cash at Beginning of Year                                                         447,821                          797,705
                                                                 -------------------------        -------------------------

Cash at End of Year                                                              $ 57,138                        $ 447,821
                                                                 =========================        =========================

Supplemental Disclosure of Cash Flow Information
 Cash Paid For:
        Interest                                                                $ 295,729                        $ 308,688
                                                                 =========================        =========================

                     The accompanying notes are an integral part of these financial statements.

Horizon Power, Inc.
Notes to Financial Statements

Note 1: Description of Business

Horizon Power, Inc. (Power), a New York corporation, is a wholly owned subsidiary of National Fuel Gas Company (NFG). Power is designated as an “exempt wholesale generator” under the Public Utility Holding Company Act of 1935. Power has a 50% partnership interest in Seneca Energy II, LLC (Seneca Energy) and a 50% partnership interest in Model City Energy, LLC (Model City). Seneca Energy and Model City are in the business of generating and selling wholesale electricity. The electricity is generated from methane gas obtained from landfills owned by outside parties. The landfills are located in Seneca Falls, New York and Model City, New York. Power also has a 50% partnership interest in an 80-megawatt, combined cycle, natural gas-fired power plant in North East, Pennsylvania, known as Energy Systems North East, LLC (ESNE). Power also owns a shell co-generation plant which was purchased on June 29, 1999 and is currently in the process of installing new generation equipment which will produce 40 to 50 megawatts of electricity upon completion.

Note 2: Summary of Significant Accounting Policies

Equity Method of Accounting for Investments

Power uses the equity method to account for its 50% partnership interest in Seneca Energy, Model City & ESNE.

Property, Plant and Equipment

Property, plant and equipment consists primarily of a building, a gas turbine and miscellaneous equipment. The building is a former co-generation plant which is in the process of being redesigned for electric generation. The gas turbine is currently considered as construction work in progress and is not being depreciated. Depreciation of the gas turbine will begin when the co-generation plant is put in service. All property, plant and equipment is stated at cost. Maintenance and repairs are expensed currently. Depreciation is computed using either the Modified Accelerated Cost Recovery System or on a straight-line basis over the following estimated useful lives:

                                                              Years

         Building                                                39

         Office and Industrial Equipment                     5 - 15

Horizon Power, Inc.
Notes to Financial Statements (Continued)

Operating Revenues and Utility Expenses

The former co-generation plant has boilers which have generated steam for a manufacturer adjacent to the plant. Through February 2002, the manufacturer owned the boilers while Power operated the boilers for the manufacturer. The manufacturer reimbursed Power for its utility costs associated with operating the boilers plus a 10% service charge. The utility costs included a portion of the electricity and sewer costs, as well as all incurred gas costs. Power recorded the 10% service charge and the reimbursement of utility costs as operating revenues. This arrangement ended in February 2002 for everything except the gas costs since the manufacturer no longer needed the boilers. Power and the manufacturer are currently negotiating an agreement on future ownership of the boilers.

Income Taxes

NFG and its domestic subsidiaries, which includes Power, file a consolidated federal income tax return. The Company determines its federal income tax liability in accordance with the intercompany tax allocation agreement between NFG and its subsidiaries. Pursuant to this agreement, tax benefits relating to net operating losses are recognized as amounts receivable from NFG upon utilization of such losses in the consolidated federal income tax return.

Statement of Cash Flows

For purposes of the Statement of Cash Flows, Power considers all highly liquid debt instruments purchased with a maturity of generally three months or less to be cash equivalents.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Horizon Power, Inc.
Notes to Financial Statements (Continued)

Note 3: Equity Method Investment in ESNE

In April 2001, Power purchased a 50% partnership interest in ESNE for $0.5 million. Power also advanced $11.5 million to ESNE in the form of a note which matures May 1, 2016. Power records the $11.5 million advance and its share of the Partners’ Equity as Investment in Energy Systems North East, LLC on the balance sheet.

        The table below contains the summarized financial information of ESNE:

                                                      September 30, 2003               September 30, 2002
                                                      ------------------               ------------------

         Current Assets                                    $  4,305,225                   $ 6,196,491
         Property, Plant and Equipment                       18,923,281                    20,010,648
         Other Assets                                           153,854                       197,585
                                                           ------------                   -----------
                Total Assets                               $ 23,382,360                   $26,404,724
                                                           ============                   ===========

         Current Liabilities                               $  2,152,513                   $ 2,512,393
         Notes Payable to Partners                           23,000,000                    23,000,000
         Partners' (Deficit) Equity                          (1,770,153)                      892,331
                                                           ------------                   -----------
              Total Liabilities and
                   Partners' Equity                        $ 23,382,360                   $26,404,724
                                                           ============                   ===========

                                                            Year Ended                      Year Ended
                                                        September 30, 2003              September 30, 2002
                                                        ------------------              ------------------

         Operating Revenues                                $  6,402,553                   $ 6,956,948
         Operating Expenses                                   8,392,697                     7,661,517
                                                           ------------                   -----------
         Operating Income (Loss)                             (1,990,144)                     (704,569)
         Other Income                                           323,528                       543,443
         Interest Expense                                       995,868                     1,151,758
                                                           ------------                   -----------
         Loss Attributable
              To Partners                                  $ (2,662,484)                  $(1,312,884)
                                                           ============                   ===========
         Power's 50% Share of
              Loss Attributable to Partners                $ (1,331,242)                  $  (656,442)
                                                           ============                   ===========

Horizon Power, Inc.
Notes to Financial Statements (Continued)

ESNE’s notes payable to partners represent two individual notes payable to Power and its partner, respectively (each in the amount of $11.5 million). Interest is payable annually on these notes at the average prime rate in effect over the prior year. The notes mature on May 1, 2016, but ESNE may prepay the notes in accordance with the loan agreement.

ESNE’s property, plant and equipment largely consists of the building and generation equipment that form an 80-megawatt, combined cycle, natural gas-fired power plant. The majority of this property, plant and equipment is being depreciated over 20 years.

For the period of June 1, 2001 to October 31, 2001, ESNE sold its electricity to the New York Independent System Operator (NYISO) through a tolling agreement. Under this tolling agreement, an agent determined when to bid and sell electricity to the NYISO. The agent paid a fee to ESNE for the availability of the generation equipment each month. It also reimbursed ESNE for fuel costs and operation and maintenance expense. ESNE was not at risk for any derivatives trading that the agent may have entered into.

For the period of November 1, 2001 to April 30, 2002, ESNE entered into another tolling agreement. Under this agreement, the agent determined when to bid and sell electricity into the NYISO. ESNE received a percentage of the income from running the generation equipment as well as a percentage of the derivatives gains that resulted from the agent entering into hedging transactions during the term of the agreement. ESNE did not share in any derivatives losses.

For the period of May 1, 2002 to April 30, 2003, ESNE entered into another tolling agreement. Similar to the previous agreement, the agent determined when to bid and sell electricity into the NYISO. ESNE received a percentage of the income from running the equipment. Subsequent to April 30, 2003, Power and its partner have been determining when to bid and sell electricity into the NYISO. The partner handled the bidding responsibilities for the period of May 1, 2003 through October 31, 2003. Power has handled the bidding responsibilities subsequent to October 31, 2003.

Horizon Power, Inc.
Notes to Financial Statements (Continued)

Note 4: Equity Method Investment in Seneca Energy

In March 2000, Power purchased a 50% partnership interest in Seneca Energy for $2.7 million.

The table below contains the summarized financial information of Seneca Energy:

                                                           September 30, 2003    September 30, 2002
                                                           ------------------    ------------------

         Current Assets                                      $  1,336,817             $1,150,978
         Property, Plant and Equipment                          8,079,394              5,453,811
         Other Assets                                             416,476                719,430
                                                             ------------             ----------
                         Total Assets                        $  9,832,687             $7,324,219
                                                             ============             ==========

         Current Liabilities                                 $  1,942,494             $1,512,843
         Long-Term Liabilities                                  4,980,795              4,725,632
         Partners' Equity                                       2,909,398              1,085,744
                                                             ------------             ----------
              Total Liabilities and
                  Partners' Equity                           $  9,832,687             $7,324,219
                                                             ============             ==========

                                                               Year Ended            Year Ended
                                                           September 30, 2003    September 30, 2002
                                                           ------------------    ------------------

         Operating Revenues                                  $  4,956,163             $2,821,368
         Operating Expenses                                     2,686,814              1,979,588
                                                             ------------             ----------
         Operating Income                                       2,269,349                841,780
         Other Income                                              50,261                 40,758
         Interest Expense                                         495,956                496,221
                                                             ------------             ----------
         Income Available for Distribution
              To Partners                                    $  1,823,654             $  386,317
                                                             ============             ==========
         Power's 50% Share of
              Income Available for Distribution              $    911,827             $  193,159
         Intangible Asset Amortization                            119,547                119,312
                                                             ------------             ----------
         Power's Equity Method Income
              From Seneca Energy                             $    792,280             $   73,847
                                                             ============             ==========

Horizon Power, Inc.
Notes to Financial Statements (Continued)

        Power’s investment in Seneca Energy includes an intangible asset associated with the gas purchase contract that Seneca Energy has with the landfill. This intangible asset is being amortized over a 20-year period. The intangible asset balance was $2.0 million and $2.1 million at September 30, 2003 and 2002, respectively.

        Seneca Energy’s property, plant and equipment is being leased under five ten-year capital leases, the longest of which extends out to July 2008. These leases are the major component of the long-term liabilities shown above in Seneca Energy’s balance sheet. Power is a guarantor of 50% of Seneca Energy’s lease obligations. The property, plant and equipment is being depreciated over the term of the leases.

        Seneca Energy sells its electricity at wholesale rates to the NYISO. Seneca Energy does not sell its electricity to any other customers. The price received for this electricity is the wholesale market price based on the “day ahead” market. The operating revenues for Seneca Energy shown in the summarized financial information above represent revenue from the generation of electricity or the capacity to generate electricity.

        In May 2003, Seneca began construction of an additional 3.2MW of electric generation at a nearby land fill in Ontario County, NY. This facility began commercial operation in October 2003. The electricity from this location is also sold at “day-ahead” wholesale prices to the NYISO.

        To finance the construction of the Ontario county project, Horizon Power invested $375,000 in additional equity in May 2003. Horizon Power’s partner also contributed equity in the form of equipment and materials. This equipment and materials was valued at $375,000 net of its associated remaining lease and debt obligations. Additional permanent financing was put in place on November 1, 2003 when Seneca Energy entered into a capital lease in the amount of $1.75 million. Horizon Power is a guarantor of $1,321,500 of this capital lease.

Note 5: Equity Method Investment in Model City

In March 2001, Power purchased a 50% partnership interest in Model City for $0.4 million.

The table below contains the summarized financial information of Model City:

                                                             September 30, 2003     September 30, 2002
                                                             ------------------     ------------------

         Current Assets                                        $   953,055               $   500,667
         Property, Plant and Equipment                           4,713,126                 4,980,544

Horizon Power, Inc.
Notes to Financial Statements (Continued)

         Other Assets                                               18,085                    22,451
                                                                ----------                ----------
                Total Assets                                    $5,684,266                $5,503,662
                                                                ==========                ==========

         Current Liabilities                                    $  552,236                $  412,042
         Long-Term Liabilities                                   3,506,047                 3,879,825
         Partners' Equity                                        1,625,983                 1,211,795
                                                                ----------                ----------
              Total Liabilities and
                   Partners' Equity                             $5,684,266                $5,503,662
                                                                ==========                ==========

                                                                Year Ended                 Year Ended
                                                            September 30, 2003         September 30, 2002
                                                            ------------------         ------------------

        Operating Revenues                                     $2,126,701                $1,409,696
         Operating Expenses                                        978,877                   734,037
                                                                ----------                ----------
         Operating Income                                        1,147,824                   675,659
         Interest Expense                                          333,636                   360,664
                                                                ----------                ----------
         Income Available for Distribution
           To Partners                                          $  814,188                $  314,995
                                                                ==========                ==========
         Power's 50% Share of
           Income Available for Distribution                    $  407,094                $  157,498
                                                                ==========                ==========

        Model City’s property, plant and equipment is being leased under a ten-year capital lease, which extends out to June 2011. This lease is the sole component of the long-term liabilities shown above in Model City’s balance sheet. Power is a guarantor of 50% of Model City’s lease obligation. The property, plant and equipment is being depreciated over 20 years, which is the economic useful life of the property.

Model City sells its electricity to the NYISO . Model City does not sell its electricity to any other customers. The price received for this electricity is the market price based on the “day ahead” market.

Note 6: Notes Receivable

In March 2000, Power advanced $1.0 million to its 50% partner in Seneca Energy in exchange for the issuance of a $1.0 million note bearing an interest rate of 8.75%. This note is secured by the partner’s ownership interest in Seneca Energy. For the period of April 2000 through March 2010, the note calls for monthly interest payments only. Beginning in April 2010, interest and principal payments are called for with the principal

Horizon Power, Inc.
Notes to Financial Statements (Continued)

payments amounting to $200,000 per year. The first principal payment is due in April 2010. This note may be prepaid at any time.

In April 2001, Power advanced $11.5 million to ESNE in the form of a note. Interest is payable annually on this note at the average prime rate in effect over the prior year. The notes mature on May 1, 2016, but ESNE may prepay the note in accordance with the loan agreement.

Note 7: Notes Payable – Intercompany

Notes Payable – Intercompany consisted of the following:

                                                           September 30,            September 30,
                                                               2003                     2002
                                                           ------------             -------------

         Line of Credit with NFG                            $18,800,000               $18,500,000
                                                            ===========               ===========

Power has a line of credit with NFG for up to $35.0 million. At September 30, 2003, the interest rate on this line of credit was approximately 1.23%. NFG utilizes the commercial paper markets or bank lines of credit to lend money to Power under the line of credit agreement. The line of credit agreement specifies that Power will pay to NFG the entire outstanding principal amount of each loan, plus interest, at the maturity thereof, or earlier upon demand by NFG, within fifteen days after such demand. Power or NFG may cancel this line of credit agreement at any time, which cancellation shall have no effect upon either parties’ obligations respecting outstanding loans. Power does not intend to terminate this line of credit agreement and does not believe that NFG will terminate the agreement unless an alternate form of financing is arranged.

Note 8: Accumulated Deferred Income Taxes

The components of Power’s accumulated deferred income tax liability are as follows:

                                                      September 30,                    September 30,
                                                          2003                             2002
                                                      -------------                    -------------

               Equity Method Income from
                 Investments in Partnerships          $ 519,381                        $ 196,305
               Deferred Revenue                               -                         (184,326)
               Property, Plant and Equipment            (21,695)                         (21,700)
                                                      ---------                        ---------
                                                      $ 497,686                        $  (9,721)
                                                      =========                        =========

Horizon Power, Inc.
Notes to Financial Statements (Continued)

The effective tax rate differs from the statutory tax rate of 35% due to state taxes and prior period adjustments.

Note 9: Deferred Revenue

At September 30, 2002, Deferred Revenue consisted of $425,000 that Power had received as payment from a third party in October 2001 for various spare parts that Power had stored at the co-generation plant. The sales agreement provided Power the opportunity to buy back certain spare parts and receive certain discounts on manufactured equivalent spare parts. The sales agreement also provided that Power would have the opportunity to buy certain new parts carrying full manufacturer’s warranties through December 31, 2002. Because of the various provisions in the sales agreement that allowed Power to buy back the spare parts or purchase new parts, the revenue resulting from the initial sale was deferred pending termination of these provisions. In December 2002 all provisions of the sales agreement expired and Power recognized revenue of $425,000.